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                      CONSECO, INC. AND SUBSIDIARIES

                                                    Exhibit 11.1
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                COMPUTATION OF EARNINGS PER SHARE - PRIMARY


                                                                       Years ended December 31,
                                                                   ----------------------------------
                                                                   1994          1993            1992
                                                                   -----         ----            ----
Shares outstanding, beginning of year                          25,311,773     24,911,148      24,676,658
Weighted average shares issued (acquired) during the year:

    Shares issued under employee stock plans                        3,486          1,666          15,127
    Treasury stock acquired                                    (3,855,820)      (226,116)     (1,043,909)
    Exercise of stock options                                   3,607,197        512,072       1,399,224
    Preferred stock conversions                                     -                161           -
    Common equivalent shares related to:
      Stock options at average market price                       863,603      3,680,380       4,167,851
      Employee stock plans                                        417,883        365,538         263,649
                                                             ------------   ------------    ------------
Weighted average primary shares outstanding                    26,348,122     29,244,849      29,478,600
                                                             ============   ============    ============
Net income for primary earnings per share:

    Net income as reported                                   $150,398,000   $297,016,000    $169,461,000

    Elimination of income as if warrants to purchase
      common stock of an affiliate and certain
      subsidiaries of Partnership I were exercised                  -              -          (3,962,000)
                                                             ------------   ------------    ------------
      Adjusted net income                                     150,398,000    297,016,000     165,499,000

    Less preferred stock dividends                            (18,632,000)   (20,567,000)     (5,500,000)
                                                             ------------   ------------    ------------
Net income for primary earnings per share                    $131,766,000   $276,449,000    $159,999,000
                                                             ============   ============    ============

Net income per primary common share                                 $5.00          $9.45           $5.43
                                                                    =====          =====           =====

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